Exhibit 10.2
Rhino Off-Road Industries and
Arizona Emergency Products
Sign Deal
Worth Minimum of $9 Million
Revolutionary RTV to be Unveiled at SEMA Show

HENDERSON, NV – October 30, 2007 – Rhino Outdoor International, Inc.  (RHOI.PK), which operates outdoor activity based businesses, including wholly owned subsidiary Rhino Off-Road Industries, Inc. (Rhino), announced today that it has executed an Exclusive Distributorship, Manufacturing and Supply Agreement for the USA and Canada with Arizona Emergency Products, Inc., (AEP), an Arizona corporation, and Rapid Response Vehicles, L.L.C., (RRV), an Arizona limited liability company, which are both owned by Michael Chamberlain.  AEP/ RRV and Rhino have entered into the agreement to manufacture a unique version of its 131 inch wheel base Rapid Response RTV (RR/RTV) specifically and exclusively for AEP/RRV.   The RR/RTV is designed to meet the unique challenges of AEP’s customers in the first response, search and rescue theater of operations.

The agreement calls for RRV to purchase a minimum of 10 RR/RTVs from Rhino during the initial 12 month term and each subsequent one-year term the minimum number of units doubles to reach 160 RR/RTV’s by 2012.  The basic minimum value of this agreement will be approximately $9 Million over the initial term and successive renewal term.  The agreement provides for AEP and RRV to expand their territory on a first rights basis to foreign countries where governmental RRV sales may be available.

The “Rapid Response” Rough Terrain Vehicle (RR/RTV™) is based on the Rhino Off-Road Industries RTV platform used to create the innovative, off-road vehicle the company has been delivering to off-road enthusiasts over the past two years.  The companies are a great fit with AEP converting the base vehicle into a search and rescue, emergency response tool to be utilized by police, fire and other government organizations.

Stock RRV’s will be delivered to AEP’s factory in Arizona where they will be outfitted with custom accessories to support first response activities in off-highway terrains that are currently inaccessible to most other vehicles.   AEP is responsible for distribution of the upfit vehicles to all government agencies, police, fire and first response organizations in the US and Canada.  Design features for the 4-seat, 131 inch version allow for additional passengers and equipment, expanded battery capacity to support communications, lighting and video capture equipment while creating space for emergency equipment accessories such as winches, tool boxes, medical equipment and poly-tanks for fire retardants.  The design team is particularly proud of the anti-fatigue features designed into this vehicle.   Testing of the first prototype was completed this month with the RR/RTV scoring high marks with AEP and some of their customers.

“The Rhino Off-Road RTV is unlike any other vehicle now in use by the emergency response industry,” stated Mike Chamberlain, owner of Arizona Emergency Products.  “It’s designed to go anywhere – and when outfitted to meet the needs of firefighters, police, border patrol, and others – it will allow for rapid response access and patrol of areas previously inaccessible by vehicles with comparable capacity for equipment and passengers.”     AEP has field-tested the Rhino Off-Road RTV with law enforcement agencies in the rugged, desert terrain in southern Arizona over the last eight weeks and has received strong endorsements.

“We have capitalized on the design investment of the Rhino Off-Road RTV that cut its teeth in the recreational and competitive off-road environment,” stated Howard Pearl, CEO & President of ROI.  “We created the RTV to go just about anywhere.  With the engineering changes required by AEP to the RTV we have mutually created a vehicle that can have a significant impact on the response capabilities of many police and fire organizations.  The vehicle is also suited for trail and perimeter patrol in atypical, off-highway environments.  We are proud to have been chosen to design and provide a product to AEP and their important market.”
(photo:  Rhino RR/RTV4 to be unveiled at 2007 SEMA Show)

About Arizona Emergency Products

Arizona Emergency Products is the largest outfitter of emergency and first response vehicles in southwest US.   The company strives to provide customers with leading edge technologies for the best protection possible for police, fire and government agencies involved in first response activities.  The company is based in Phoenix, Arizona with additional facilities in New Mexico and California.  For more information, visit www.ArizonaEmergencyProducts.com.

About Rhino Off-Road Industries

Rhino Off-Road Industries is the manufacturer of the innovative Rhino Off-Road Rough Terrain Vehicle (RTV).   The RTV was designed for active, outdoor oriented families and individuals wanting to experience off-road adventure in virtually any off-road terrain.   The Rhino RTV has added a new dimension to wilderness adventure tours and created a new category in the growing off-road rental industry.    The dependable and affordable Rhino Off-Road RTV is manufactured in Henderson, NV.   For more information please visit the ROI website at www.Rhino-Offroad.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: Forward-looking statements in this news release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changed economic or business conditions, the impact of competition, the success of existing and new product releases, the management of our growth, other risk factors inherent in the outdoor recreation, internet, and media industries and other factors discussed from time to time in reports filed by the company with the Securities and Exchange Commission.

Contacts:

Redwood Consultants, LLC
Jens Dalsgaard
415-884-0348
InvestorInfo@RedwoodConsultants.com

Taylor Capitol, Inc.
Stephen Taylor
973-351-3868
Stephtayl9@aol.com
Arizona Emergency Products
Mike Chamberlain, President
602-453-9111
Mikec@ArizonaEmergencyProducts.com